EXHIBIT F

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Agreement”) is entered into effective as of January 31, 2023 (“Effective Date”) by and between Quinton Heights, LLC (the “Assignor”) and Security Benefit Life Insurance Company (the “Assignee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the 5.75% Series A Cumulative Perpetual Convertible Preferred Stock Purchase Agreement, dated October 17, 2019.

RECITALS:

A.          The Assignor holds 80,000 shares of Series A Preferred Stock of Kennedy-Wilson Holdings, Inc. (the “Company”), representing 26.66666% of the outstanding shares of Series A Preferred Stock of the Company; and

B.          The Assignor desires to sell, convey, assign and transfer 80,000 shares of the Series A Preferred Stock of the Company (the “Series A Shares”), which current equity value is $58,267,600.00, to the Assignee and the Assignee is willing to accept the sale, assignment, conveyance and transfer of the Series A Shares from the Assignor.

AGREEMENT:

In consideration of the mutual promises of the parties hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.

1.          Assignment.  The Assignor hereby sells, conveys, assigns and transfers to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the Series A Shares (the “Assignment”). As a result of the Assignment, the Assignee shall succeed to all of the rights and be subject to all of the obligations of the Assignor with respect to the Series A Shares.

2.          Purchase Price. In consideration of the Assignment, the Assignee shall, on the Effective Date, pay in cash to the Assignor the aggregate purchase price of $58,267,600.00.

3.          Further Assurances. The Assignor hereby covenants and agrees to execute and deliver, or cause to be executed and delivered, and to do or make, or cause to be done or made, upon the reasonable request of the Assignee, any and all instruments, papers, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by the Assignee for the purpose of effecting, completing, and perfecting the assignment and transfer to the Assignee and its successors and assigns, of all of the right, title and interest of the Assignor in and to the Series A Shares hereby conveyed, assigned and delivered.

4.          Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

5.          Governing Law. This Agreement and all rights, remedies and obligations of the parties hereunder will be governed by, interpreted and enforced in accordance with the laws of the State of New York without giving effect to any otherwise applicable principles or rules governing the conflict of laws.

6.          Severability. In the event any provision of this Agreement is found void or unenforceable, the provision shall nevertheless be construed so as to remain binding to the fullest extent possible and the remaining provisions of this Agreement shall be binding with the same effect as if the void or unenforceable provision or portion of a provision were deleted.

7.          Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. No change, amendment or modification of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto.

8.          Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same document. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ASSIGNOR:

QUINTON HEIGHTS, LLC

By: /s/ Anthony D. Minella
Name: Anthony D. Minella
Title: President

ASSIGNEE:

SECURITY BENEFIT LIFE INSURANCE COMPANY

By: /s/ Blaine Hirsch
Name: Blaine Hirsch
Title: Vice President